Exhibit 10.1

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

dated as of October 7, 2004

among

FLOWSERVE RECEIVABLES CORPORATION,
as Seller

FLOWSERVE US INC.,
as Servicer

JUPITER SECURITIZATION CORPORATION

and

BANK ONE, NA (MAIN OFFICE CHICAGO)
as Financial Institution and as Agent

ii

ARTICLE XIII
[RESERVED]

ARTICLE XIV
MISCELLANEOUS

Section 14.1	Waivers and Amendments.
Section 14.2	Notices
Section 14.3	Ratable Payments
Section 14.4	Protection of Ownership Interests of the Purchasers
Section 14.5	Confidentiality
Section 14.6	Bankruptcy Petition
Section 14.7	Limitation of Liability
Section 14.8	CHOICE OF LAW
Section 14.9	CONSENT TO JURISDICTION
Section 14.10	WAIVER OF JURY TRIAL
Section 14.11	Integration; Binding Effect; Survival of Terms.
Section 14.12	Counterparts; Severability; Section References
Section 14.13	Bank One Roles
Section 14.14	Characterization

Exhibits and Schedules
Exhibit I	Definitions
Exhibit II	Form of Purchase Notice
Exhibit III	Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)
Exhibit IV-A	Names of Collection Banks; Collection Accounts; Lock-Boxes; Shared Collection Accounts
Exhibit IV-B	Names of Securitization Banks; Securitization Accounts
Exhibit V	Form of Compliance Certificate
Exhibit VI-A	Form of Lock-Box Agreement
Exhibit VI-B	Form of Securitization Account Agreement
Exhibit VII	Form of Assignment Agreement
Exhibit VIII	Credit and Collection Policy
Exhibit IX-A	Form of Monthly Report
Exhibit IX-B	Form of Weekly Report
Exhibit IX-C	Form of Daily Report
Exhibit X	Form of Performance Undertaking

Schedule A	Commitments
Schedule B	Closing Documents

iii

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of October 7, 2004 is among FLOWSERVE RECEIVABLES CORPORATION, a Delaware corporation (“Seller”), FLOWSERVE US INC., a Delaware corporation, as initial Servicer (the Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), the entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), JUPITER SECURITIZATION CORPORATION (“Company”) and Bank One, NA (Main Office Chicago), as agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”).  Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

Company may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time.

In the event that Company declines to make any purchase, the Financial Institutions shall, at the request of Seller, purchase Purchaser Interests from time to time.  In addition, the Financial Institutions have agreed to provide a liquidity facility to Company in accordance with the terms of a Liquidity Agreement entered into among the Company and the Financial Institutions.

Bank One, NA (Main Office Chicago) has been requested and is willing to act as Agent on behalf of Company and the Financial Institutions in accordance with the terms hereof.

ARTICLE I
PURCHASE ARRANGEMENTS

Section 1.1             Purchase Facility.

(a)           Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers.  In accordance with the terms and conditions set forth herein, Company may, at its option, instruct the Agent to purchase on behalf of Company, or if Company shall decline to purchase, the Agent shall purchase, on behalf of the Financial Institutions, Purchaser Interests from time to time in an aggregate amount not to exceed at such time the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments during the period from the date hereof to but not including the Facility Termination Date.

(b)           Seller may, upon at least ten (10) Business Days’ notice to the Agent, terminate in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $1,000,000 or an integral multiple thereof.

Section 1.2             Increases.

Seller shall provide the Agent with at least one (1) Business Day’s prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”).  Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall be an amount equal to $1,000,000 or an integral multiple of $100,000 in excess thereof) and date of purchase and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period.  Seller may not request more than five (5) Incremental Purchases during any Accrual Period.  Following receipt of a Purchase Notice, the Agent will determine whether Company agrees to make the purchase.  If Company declines to make a proposed purchase, Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interest will be made by the Financial Institutions.  On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Company or the Financial Institutions, as applicable, shall initiate a wire transfer to an account designated by Seller of immediately available funds, no later than 12:00 noon (Chicago time), in an amount equal to (i) in the case of Company, the aggregate Purchase Price of the Purchaser Interests Company is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution’s Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions are purchasing.

Section 1.3             Decreases.  Seller shall provide the Agent with one (1) Business Day’s prior written notice (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections.  Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur, and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Company and the Financial Institutions in accordance with the amount of Capital (if any) owing to Company, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably, based on their respective Pro Rata Shares), on the other hand (the “Aggregate Reduction”).  Only one (1) Reduction Notice shall be outstanding at any time.  No Aggregate Reduction will be made following the occurrence of the Amortization Date without the consent of the Agent.

Section 1.4             Payment Requirements.  All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Chicago time) on the day when due in immediately available funds, and if not received before 12:00 noon (Chicago time) shall be deemed to be received on the next succeeding Business Day.  If such amounts are payable to a Purchaser they shall be paid to the Agent, for the account of such Purchaser, at 1 Bank One Plaza, Chicago, Illinois 60670 until otherwise notified by the Agent.  All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed.  If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II
PAYMENTS AND COLLECTIONS

Section 2.1             Payments.  Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Agent (or, in the case of clause (vii) of this Section 2.1, the Servicer) when due, for the account of the relevant Purchaser or Purchasers on a full recourse basis, (i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Financial Institutions), (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be due and payable by Seller no later than the date of the next Collateral Report and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (v) all amounts payable pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (viii) all Broken Funding Costs and (ix) all Default Fees (collectively, the “Obligations”).  If any Person fails to pay any of the Obligations when due, such Person agrees to pay, within one (1) Business Day of written demand, the Default Fee in respect thereof until paid.  Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law.  If at any time Seller receives any Collections, Seller shall promptly, but in any event, within one (1) Business Day of receipt thereof, pay such Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.

Section 2.2             Collections Prior to Amortization.  Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2.  If at any time any Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution, if any, and (ii) Seller hereby requests and the Purchasers (other than any Terminating Financial Institutions) hereby agree to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt.  On each Settlement Date (Capital) prior to the occurrence of the Amortization Date, the Servicer shall remit to the Agent’s account the amounts set aside during the preceding

Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid Obligations and second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, if any, applied ratably to each Terminating Financial Institution according to its respective Termination Percentage.  If such Capital and Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Agent’s account no later than 12:00 noon (Chicago time) to the extent required to fund any Aggregate Reduction on such Settlement Date (Capital) and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date (Capital).  Each Terminating Financial Institution shall be allocated a ratable portion of Collections from the date of any assignment by Company pursuant to Section 12.3 (the “Termination Date”) until such Terminating Financing Institution’s Capital shall be paid in full.  This ratable portion shall be calculated on the Termination Date of each Terminating Financial Institution as a percentage equal to (i) Capital of such Terminating Financial Institution outstanding on its Termination Date, divided by (ii) the Aggregate Capital outstanding on such Termination Date (the “Termination Percentage”).  Each Terminating Financial Institution’s Termination Percentage shall remain constant prior to the Amortization Date.  On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Terminating Financial Institution’s Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.3.

Section 2.3             Collections Following Amortization Date.  On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1.  Nothing contained herein shall impair the Agent’s or the Purchasers’ claim with respect to the Obligations owed by the Seller set forth in Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent’s account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

Section 2.4             Application of Collections.  If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agent’s costs of collection and enforcement of this Agreement,

third, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

fourth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and fifth, after the Aggregate Unpaids have been reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5             Payment Rescission.  No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason.  Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee.  The Default fee shall accrue from the date of any such rescission, return or refunding and shall be payable within three (3) Business Days’ notice of demand.

Section 2.6             Maximum Purchaser Interests.  Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%.  If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Agent within one (1) Business Day an amount to be applied to reduce the Aggregate Capital (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 100%.

Section 2.7             Clean Up Call.  In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right, on not less than two (2) Business Days’ prior written notice to the Agent, at any time following the reduction of the Aggregate Capital to a level that is less than 15.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests.  The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds.  Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent.

ARTICLE III
COMPANY FUNDING

Section 3.1             CP Costs.  Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Company for each day that any Capital in respect of such Purchaser Interest is outstanding.  Each Purchaser Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Company and funded substantially with Pooled Commercial Paper.

Section 3.2             CP Costs Payments.  On each Settlement Date (Fees), Seller shall pay to the Agent (for the benefit of Company) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Company for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3             Calculation of CP Costs.  On the third Business Day immediately preceding each Settlement Date (Fees), Company shall calculate the aggregate amount of CP Costs for the applicable Accrual Period and shall notify Seller of such aggregate amount.

ARTICLE IV
FINANCIAL INSTITUTION FUNDING

Section 4.1             Financial Institution Funding.  Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Base Rate in accordance with the terms and conditions hereof.  Until Seller gives notice to the Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof or any Liquidity Agreement shall be the Base Rate.  If the Financial Institutions acquire by assignment from Company any Purchaser Interest pursuant to a Liquidity Agreement, each Purchaser Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.

Section 4.2             Yield Payments.  On the Settlement Date (Fees) for each Purchaser Interest of the Financial Institutions, Seller shall pay to the Agent (for the benefit of the Financial Institutions) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

Section 4.3             Selection and Continuation of Tranche Periods.

(a)           With consultation from (and approval by) the Agent, Seller shall from time to time request Tranche Periods for the Purchaser Interests of the Financial Institutions, provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on each date a Monthly Report is required to be delivered to the Agent in accordance with Section 8.5

(b)           Seller may, with the consent of the Agent obtained at least three (3) Business Days prior to the end of a Tranche Period for any Purchaser Interest (and the Agent may, on notice given to the Seller at least three (3) Business Days prior to the end of a Tranche Period) (the “Terminating Tranche”), effective on the last day of the Terminating Tranche:  (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such

Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interests to be purchased on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of Company be combined with a Purchaser Interest of the Financial Institutions.

Section 4.4             Financial Institution Discount Rates.  Seller may select the LIBO Rate or the Base Rate for each Purchaser Interest of the Financial Institutions.  Seller shall by 12:00 noon (Chicago time): (i) at least three (3) Business Days, (or, two (2) Business Days if reasonably practicable in the judgment of the Agent to give effect thereto within such shorter period), prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Base Rate is being requested as a new Discount Rate, give the Agent irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche.  Until Seller gives notice to the Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof or any Liquidity Agreement shall be the Base Rate.

Section 4.5             Suspension of the LIBO Rate.  (a)  If any Financial Institution notifies the Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require Seller to select the Base Rate for any Purchaser Interest accruing Yield at such LIBO Rate.

(b)           If less than all of the Financial Institutions give a notice to the Agent pursuant to Section 4.5(a), each Financial Institution which gave such a notice shall be obliged, at the request of Seller, Company or the Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity nominated by Seller or the Agent that is acceptable to Company and willing to participate in this Agreement and the related Liquidity Agreement through the Liquidity Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution’s Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1             Representations and Warranties of the Seller Parties.  Each Seller Party hereby represents and warrants to the Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a)           Corporate Existence and Power.  Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.

(b)           Power and Authority; Due Authorization, Execution and Delivery.  The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part.  This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c)           No Conflict.  The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)           Governmental Authorization.  Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)           Actions, Suits.  There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect.  Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.

(f)            Binding Effect.  This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such

Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)           Accuracy of Information.  All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h)           Use of Proceeds.  No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)            Good Title.  Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j)            Perfection.  This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the relevant Purchaser or Purchasers (and the Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

(k)           Places of Business and Locations of Records.  The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed.  Seller’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l)            Collections.  The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed.  The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV-A. Each Collection Account that constitutes a Shared Collection Account is identified as such on Exhibit IV-A.  The names and addresses of the Securitization Banks, together with the account numbers of the Securitization Accounts at each Securitization Bank, are listed on Exhibit IV-B. Seller has not granted any Person, other than (i) the Agent (in the case of the Lock-Boxes and the Securitization Accounts) as contemplated by this Agreement and (ii) the Bank Group or the Bank Group Agent (in the case of Shared Collection Accounts) as contemplated by the Intercreditor Agreement, dominion and control of any Lock-Box, Collection Account or Securitization Account, or the right to take dominion and control of any such Securitization Account, Lock-Box or Collection Account at a future time or upon the occurrence of a future event.  In the case of each Shared Collection Account, the rights of the Bank Group and the Bank Group Agent in respect thereof are subject to the Intercreditor Agreement, and the Intercreditor Agreement remains in full force and effect.

(m)          Material Adverse Effect.  (i) The initial Servicer represents and warrants that since December 31, 2003, no event has occurred that would have a material adverse effect on the financial condition of the initial Servicer and its Subsidiaries or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n)           Names.  In the past five (5) years, (i) Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and (ii) the initial Servicer has not used any corporate names, trade names or assumed names other than as may be identified on Exhibit III hereto.

(o)           Ownership of Seller.  Provider owns, directly or indirectly, 100% of the issued and outstanding capital stock of Flowserve and Seller, in each case free and clear of any Adverse Claim.  In the case of Seller, such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p)           Not a Holding Company or an Investment Company.  Such Seller Party is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.  Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q)           Compliance with Law.  Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except for such non-compliance that will not have a Material Adverse

Effect.  Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation.

(r)            Compliance with Credit and Collection Policy.  Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii) and which, if applicable, has been approved by the Agent.

(s)           Payments to Originator.  With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt.  No transfer by Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t)            Enforceability of Contracts.  Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)           Eligible Receivables.  Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.

(v)           Net Receivables Balance.  Seller has determined that, immediately after giving effect to each purchase hereunder, the aggregate Purchaser Interests of the Purchasers does not exceed 100%.

(w)          Accounting.  The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement, taken as a whole, does not prevent the characterization by such Seller Party and its accountants at any time of the transfers thereunder as being “true sales”.

Section 5.2             Financial Institution Representations and Warranties.  Each Financial Institution hereby represents and warrants to the Agent and Company that:

(a)           Existence and Power.  Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b)           No Conflict.  The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets.  This Agreement has been duly authorized, executed and delivered by such Financial Institution.

(c)           Governmental Authorization.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder.

(d)           Binding Effect.  This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI
CONDITIONS OF PURCHASES

Section 6.1             Conditions Precedent to Initial Incremental Purchase.  The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase those documents listed on Schedule B and the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

Section 6.2             Conditions Precedent to All Purchases and Reinvestments.  Each purchase of a Purchaser Interest (other than pursuant to a Liquidity Agreement) and each Reinvestment shall be subject to the further conditions precedent that in the case of each such purchase or Reinvestment:  (a) the Servicer shall have delivered to the Agent on or prior to the date of such purchase, in form and substance satisfactory to the Agent, all Collateral Reports due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the Agent shall have received such other approvals, opinions or documents as the Agent may have requested in accordance with the terms of this Agreement or any other Transaction Document or as the Agent may reasonably request in light of any event, circumstance or condition arising or occurring after the date of this Agreement which could reasonably be expected to have a Material Adverse Effect and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i)            the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii)           no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event;

(iii)          the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

(iv)          if such Incremental Purchase or Reinvestment is funded by the Company, the Company shall be party to an unexpired Liquidity Agreement with an aggregate commitment limit equal to at least 102% of the Commitments.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment.  The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII
COVENANTS

Section 7.1             Affirmative Covenants of the Seller Parties.  Until the date on which the Aggregate Unpaids have been paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a)           Financial Reporting.  Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

(i)            Annual Reporting.  Within 100 days after the close of each of Provider’s fiscal years,

(A)          Provider’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Provider and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of the operations of Provider and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP; and

(B)           unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Seller for such fiscal year, certified by an Authorized Officer of Seller.

(ii)           Quarterly Reporting.  Within 50 days after the end of the first three fiscal quarters of each of Provider’s fiscal years, Provider’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Provider and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, compared with the consolidated budget for such fiscal quarter as well as the results of its operations and the operations of its Subsidiaries in the corresponding quarter from the prior fiscal year, all certified by an Authorized Officer of Provider as fairly presenting the financial condition and results of operations of Provider and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments.

(iii)          Compliance Certificates.

(A)          In the case of Provider, at the time any compliance certificate is submitted by Provider or any of its Affiliates under or in connection with the Bank Credit Agreement, a copy of such certificate addressed to the Agent and the Purchasers hereunder; and

(B)           For the case of Seller, at the time of delivery of any financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by an Authorized Officer of Seller and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv)          Shareholder Statements and S.E.C. Filings.  Promptly after the same become available, copies of all periodic and other reports, proxy statements and other materials filed by Provider or any of its Subsidiaries with the Securities and Exchange

Commission, or any governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be.

(v)           Copies of Notices.

(A)          In the case of Provider, promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with the Bank Credit Agreement, copies of the same; and

(B)           In the case of any Seller Party, promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or Company, copies of the same.

(vi)          Change in Credit and Collection Policy.  At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent’s consent thereto.

(vii)         Other Information.  Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of Provider or such Seller Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchasers under or as contemplated by the Transaction Documents.

(viii)        Avoidance of Duplication.  To the extent compliance with clause (iv) above provides the information required under clause (i) and clause (ii) above on a timely and complete basis, such that the requirement for separate deliveries under clause (i) and clause (ii) above would merely duplicate the materials theretofore provided under clause (iv) above, separate reports for purposes of clause (i) and clause (ii) shall not be required.

(b)           Notices.  Such Seller Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)            Amortization Events or Potential Amortization Events.  The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii)           Judgment and Proceedings.  Any of the following:

(A)          The entry of any judgment or decree against Provider or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against Provider and its Subsidiaries exceeds $5,000,000,

(B)           The institution of any litigation, arbitration proceeding or governmental proceeding against Provider, Flowserve or any of their respective Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or

(C)           The entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii)          Material Adverse Effect.  The occurrence of any event or condition that has had a Material Adverse Effect.

(iv)          Termination Date.  The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v)           Defaults Under Other Agreements.  The occurrence of any “Event of Default” or “Default” under the Bank Credit Agreement.

(vi)          Downgrade of Provider.  Any downgrade in the rating of any Indebtedness of Provider by S&P or Moody’s, setting forth the Indebtedness affected.

(c)           Compliance with Laws and Preservation of Corporate Existence.  Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d)           Audits. Such Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request.  Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, or its agents or representatives (and shall cause Originator to permit the Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any

Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters.

(e)           Keeping and Marking of Records and Books.

(i)            The Servicer will (and will cause Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  The Servicer will (and will cause Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)           Such Seller Party will (and will cause Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent, describing the Purchaser Interests and (B) after the occurrence of an Amortization Event, upon the request of the Agent, take all actions reasonably requested by the Agent in respect of the maintenance or handling of the Contracts in order to perfect or more fully protect the interests of the Agent and the Purchasers in the Receivables, the Collections, the Related Security and all proceeds thereof or to facilitate the collection and servicing of the Receivables.

(f)            Compliance with Contracts and Credit and Collection Policy.  Such Seller Party will (and will cause Originator to) timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)           Performance and Enforcement of Receivables Sale Agreement.  Seller will, and will require Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement.  Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h)           Ownership.  Seller will (or will cause Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers

(including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent may reasonably request).

(i)            Purchasers’ Reliance.  Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from Provider, Originator and each other Flowserve Entity.  Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the Flowserve Entities and not just a division of a Flowserve Entity.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A)          conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any Flowserve Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B)           compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of any Flowserve Entity, allocate the compensation of such employee, consultant or agent between Seller and each applicable Flowserve Entity, as applicable, on a basis that reflects the services rendered to Seller and such Flowserve Entity, as applicable;

(C)           clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Flowserve Entity, Seller shall lease such office at a fair market rent;

(D)          have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E)           conduct all transactions with each Flowserve Entity and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and any such Flowserve Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F)           at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director;

(G)           observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H)          maintain Seller’s books and records separate from those of each Flowserve Entity thereof and otherwise readily identifiable as its own assets rather than assets of any Flowserve Entity;

(I)            prepare its unaudited financial statements separately from those of any Flowserve Entity and insure that any consolidated financial statements of any Flowserve Entity that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J)            except with respect to Collections deposited into a Collection Account and maintained in such Collection Account prior to the date upon which such Collections are remitted to the Securitization Banks and deposited in the Securitization Accounts in accordance with Section 7.1(j) or as specifically otherwise provided herein, maintain the funds or other assets of Seller separate from, and not commingled with, those of any Flowserve Entity and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent or, subject to the terms of the Intercreditor Agreement, the Bank Group Agent) has the power to make withdrawals;

(K)          pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by any Flowserve Entity or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L)           operate its business and activities such that:  it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Originator thereunder for the purchase of Receivables from Originator under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M)         maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

(N)          maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

(O)          maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

(P)           maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(Q)          take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Chapman and Cutler LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)            Collections.  Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be promptly and directly deposited into the Securitization Accounts without being first deposited into any Collection Account or any other concentration account, depositary account, lock-box account or similar account for any period of time; (2) all Collections in any Collection Account to be remitted by the related Collection Bank to the Securitization Banks and deposited in the Securitization Accounts (A) on each Tuesday of each calendar week (or, if such date is not a Business Day, on the next following Business Day) when Rating Level 1, Rating Level 2, Rating Level 3, Rating Level 4 or Rating Level 5 is in effect, and (B) on each Business Day when Rating Level 6 is in effect, (3) each Lock-Box to be subject at all times to a Lock-Box Agreement that is in full force and effect and (4) each Securitization Account to be subject at all times to a Securitization Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to the Securitization Banks and deposited into the Securitization Accounts within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers.  Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Securitization Account, Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Securitization Account, Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except (i) with respect to Lock-Boxes and the Securitization Accounts, to the Agent as contemplated by this Agreement and (ii) with respect to Shared Collection Accounts, to the Bank Group Agent, subject to the terms of the Intercreditor Agreement.

(k)           Taxes.  Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except, in the case of Servicer, any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Company, the Agent or any Financial Institution.

(l)            Payment to Originator.  With respect to any Receivable purchased by Seller from Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Originator in respect of the purchase price for such Receivable.

(m)          Change in Servicing Operations.  The definition herein of “Receivable” makes specific reference to certain servicing operations and systems (each, a “Servicing System”).  In the event the Originator elects to utilize a servicing operation or system different from any of the Servicing Systems or to combine, relocate, recharacterize or otherwise modify any of the Servicing Systems now in effect, Seller shall provide the Agent not less than 45 days written notice prior to the date of implementation of such new servicing operation or system.  Seller shall (i) provide such information to the Agent relating to such new servicing operation or system as the Agent may reasonably request to accommodate any change in the reporting hereunder necessitated by such change and (ii) execute and deliver to the Agent such amendments to this Agreement, and to cause the Originator to execute and deliver such amendments to the Receivables Sale Agreement, and the other Transaction Documents as the Agent may reasonably request to maintain perfected the interests of the Agent and Purchaser in all Receivables intended to be conveyed hereunder, in each case prior to the characterization of any Receivable serviced by the affected operations as being an Eligible Receivable hereunder.

Section 7.2             Negative Covenants of the Seller Parties.  Until the date on which the Aggregate Unpaids have been paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a)           Name Change, Offices and Records.  Such Seller Party will not change its name, identity or corporate structure or relocate (except as indicated on the signature pages hereto) its chief executive office or any office where Records are kept unless it shall have:  (i) given the Agent at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.

(b)           Change in Payment Instructions to Obligors.  Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, a Securitization Bank or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box, Collection Account or Securitization Account, unless (i)  the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (A) written notice of such addition, termination or change and (B) (1) with respect to the addition of a Lock-Box, an executed Lock-Box Agreement with respect to the new Lock-Box or (2) with respect to the addition of a Securitization Account, an executed Securitization Account Agreement with respect to the new Securitization Account; provided, however, that the

Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account, and (ii) in the case of any Shared Collection Account, the Agent shall have received assurances satisfactory to the Agent that the terms and provisions of the Intercreditor Agreement remain in full force and effect with respect thereto.

(c)           Modifications to Contracts and Credit and Collection Policy.  Such Seller Party will not, and will not permit Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or materially decrease the credit quality of any newly created Receivables.  Except as provided in Section 8.2(d), the Servicer will not, and will not permit Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)           Sales, Liens.  Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, any Securitization Account, Lock-Box or Collection Account, or any of its other assets or interests in property or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or Originator.

(e)           Net Receivables Balance.  At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves; provided that during the Transition Period, the Net Receivables Balance may be less than such sum so long as the aggregate Purchaser Interests of the Purchasers do not exceed 100% at any time.

(f)            Termination Date Determination.  Prior to the later to occur of the Facility Termination Date and the date the Aggregate Unpaids shall be reduced to zero, Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g)           Restricted Junior Payments.  From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).

ARTICLE VIII
ADMINISTRATION AND COLLECTION

Section 8.1             Designation of Servicer.

(a)           The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1.  Flowserve is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement.  At any time after an Amortization Event has occurred, the Agent may designate as Servicer any Person to succeed Flowserve or any successor Servicer.

(b)           Without the prior written consent of the Agent and the Required Financial Institutions, Flowserve shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices and (iii) any Affiliate of Flowserve; provided, that Flowserve shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder after delegating such duties and responsibilities to any Affiliate of Flowserve.  Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Flowserve.  If at any time after the occurrence of an Amortization Event, the Agent shall designate as Servicer any Person other than Flowserve, all duties and responsibilities theretofore delegated by Flowserve to Seller may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Flowserve and to Seller.

(c)           Notwithstanding the foregoing subsection (b), (i) until the Agent designates any Person other than an Affiliate of Flowserve to succeed Flowserve in accordance with Section 8(a), Flowserve shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Flowserve in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder (unless the Agent has replaced Flowserve as Servicer hereunder, in which case the Agent and Purchasers shall deal directly with such successor Servicer).  The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Flowserve in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished.  Flowserve, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2             Duties of Servicer.  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(a)           The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box, a Securitization Account or a Collection Account.  The only Collections remitted to any Collection Account shall be wire transfer payments or ACH payments from Obligors. The Servicer shall effect a Lock-Box Agreement substantially in the form of Exhibit VI-A with each bank holding a Lock-Box at any time. The Servicer shall effect an Securitization Account Agreement substantially in the form of Exhibit VI-B with each bank holding the Securitization Account at any time. In the case of any remittances received in any Lock-Box that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit (or cause to be remitted) such items to the Person identified to it as being the owner of such remittances.

(b)           The Servicer will issue irrevocable standing instructions to each Collection Bank to remit all payment items and other Collections and proceeds in the Lock-Boxes directly to the Securitization Banks for deposit in the Securitization Accounts as set forth in Section 7.1(j) without the prior deposit of the same into any other account.  The Servicer will issue instructions to and otherwise cause each Collection Bank, not less frequently than is required for the Seller Parties to remain in compliance with Section 7.1(j), to remit the proceeds of all wire transfer payments, ACH payments and other Collections received directly in any Collection Account to the Securitization Banks for timely deposit in the securitization Accounts as set forth in Section 7.1(j).

(c)           From and after the occurrence of a Redirection Event, the Agent may request that the Servicer, and the Servicer thereupon promptly shall, instruct all Obligors then making wire-transfer payments for Receivables to a Collection Account to instead remit by wire transfer all payments thereon directly to the Securitization Accounts.

(d)           From and after the date the Agent delivers to any Collection Bank or any Securitization Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall, instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent, and, at all times thereafter, neither the Seller nor the Servicer shall (i) at any time direct that any remittance be made to such new depository account other than payments constituting Collections, or (ii) deposit or otherwise credit, and shall not permit any other Person within their reasonable control to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(e)           The Servicer shall administer the Collections in accordance with the procedures described in the Credit and Collection Policy and this Agreement.  The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II.

(f)            The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers under this Agreement.  Notwithstanding anything to the contrary contained herein, the Agent shall have the absolute and unlimited right following the occurrence of an Amortization Event to direct the Servicer to commence or settle any legal action with respect to any Receivable which has ceased to be an Eligible Receivable hereunder or to foreclose upon or repossess any Related Security with respect thereto.

(g)           The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records, at the locations at which such Receivables are serviced, or, after the occurrence of an Amortization Event, at any location in the continental United States selected by the Agent.

(h)           Any payment by an Obligor in respect of any indebtedness owed by it to Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3             Collection Notices.  The Agent is authorized at any time that either (i) Rating Level 4, Rating Level 5 or Rating Level 6 shall then be in effect, (ii) during the Transition Period, Rating Level 3 shall be in effect and the Agent shall have determined, in its reasonable credit judgment, that the Collection Notices should be delivered to the Collection Banks or a Securitization Banks, or (iii) an Amortization Event shall have occurred (each of such events or circumstances being a “Collection Trigger Event”) to deliver to the Securitization Banks and the Collection Banks the Collection Notices; provided that in the case of a Collection Trigger Event occurring solely under clause (ii) above, the Agent may deliver Collection Notices only in respect of Lock-Boxes or Securitization Accounts to which Collections on BAAN Receivables are then being remitted.  Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, dominion and control of each Securitization Account and each Lock-Box which dominion and control shall be exclusive.  In case any authorized signatory of Seller whose signature appears on a Lock-Box Agreement or a Securitization Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force.  Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled after the occurrence of a Collection Trigger Event to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

Section 8.4             Responsibilities of Seller.  Anything herein to the contrary notwithstanding, the exercise by the Agent and the Purchasers of their rights hereunder shall not release the Servicer, Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts.  The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5             Collateral Reports.  (a)  The Servicer shall prepare and forward to the Agent the following collateral reports in respect of the Receivables (each, a “Collateral Report”) at the following times:

(i)            on the third Tuesday of each calendar month (or, if such date is not a Business Day, on the next following Business Day), such collateral report (a “Monthly Report”) to be substantially in the form of Exhibit IX-A hereto and to relate to the calendar month then most recently ended,

(ii)           on each Tuesday of each calendar week (or, if such date is not a Business Day, on the next following Business Day), such collateral report (a “Weekly Report”) to be substantially in the form of Exhibit IX-B hereto and to relate to the calendar week then most recently ended, and

(iii)          on any Business Day on which Rating Level 6 shall then be in effect, such collateral report (a “Daily Report”) to be substantially in the form of Exhibit IX-C hereto and to relate to the calendar day or days since the then most recently issued Collateral Report.

(b)           During the Transition Period, each Collateral Report shall set forth detailed performance information with respect to all Receivables other than the BAAN Receivables and shall set forth certain general information as to the BAAN Receivables, as more particularly described in the forms of Collateral Report attached hereto.

The Servicer shall prepare and forward to the Agent, at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6             Servicing Fees.  In consideration of Flowserve’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Flowserve shall continue to perform as Servicer hereunder, Seller shall pay over to Flowserve a fee (the “Servicing Fee”) on each Settlement Date (Fees), in arrears, equal to 0.50% per annum of the average Net Receivables Balance during the period from the immediately preceding Settlement Date (Fees) as compensation for its servicing activities.

ARTICLE IX
AMORTIZATION EVENTS

Section 9.1             Amortization Events.  The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a)           Any Seller Party shall

(i)            fail to make any payment or deposit required hereunder when due, including, without limitation, any payment required under Section 2.6; or

(ii)           fail to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document (other than as referred to in Section 9.1(a)(i) or Section 9.1(h)) and such failure shall continue for:

(A)          in the case of Section 7.2(e), one (1) Business Day;

(B)           in the case of any of Section 7.1(a)(v), Section 7.1(b)(i), Section 7.1(b)(iii)-(vi), Section 7.1(h), Section 7.1(i)(M)-(P), Section 7.1(j), Section 7.2 (other than as referred to in clause (A) above), or Article VIII, three (3) Business Days; or

(C)           in any other case, fifteen (15) days.

(b)           Any representation, warranty, certification or report made by Provider or any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made; provided that in the case of any representation or warranty that is determined to be incorrect when made or deemed made in respect of any Receivable, such event shall not constitute an Amortization Event if (i) no action is then required to be taken under Section 2.6 and (ii) a Deemed Collection in respect of such Receivable is timely made and recorded in accordance with the terms of this Agreement.

(c)           The occurrence of any of the following:

(i)            The failure of Seller to pay any Indebtedness when due;

(ii)           The failure of Provider, Originator or Servicer to pay any amount when due in respect of any Indebtedness outstanding in an aggregate amount in excess of $10,000,000 (“Material Indebtedness”);

(iii)          The default by Provider, Originator or Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause such Material Indebtedness to be declared or automatically become due and payable prior to its stated maturity; or any such Material Indebtedness of Provider, Originator or Servicer shall be declared to be due and payable prior to the date of maturity thereof; or

(iv)          With respect to the Bank Credit Agreement,

(A)          any “Event of Default” under or in connection with the Bank Credit Agreement shall occur, or

(B)           any other event, circumstance or condition having the effect of permitting the termination of any financing commitments or the acceleration of any outstanding Indebtedness or recourse to any guaranty or collateral for any outstanding Indebtedness under the Bank Credit Agreement shall occur or exist.

(d)           Provider, Originator or any Seller Party or any material domestic Subsidiary of Provider shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Provider, Originator or any Seller Party or any material domestic Subsidiary of Provider seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) Provider, Originator or any Seller Party or any material domestic Subsidiary of Provider shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

(e)           As at the end of any Accrual Period,

(i)            the average Loss Ratio in respect of the three Accrual Periods then most recently ended shall exceed 3.5%;

(ii)           the average Delinquency Ratio in respect of the three Accrual Periods then most recently ended shall exceed 26%; or

(iii)          the average Dilution Ratio in respect of the three Accrual Periods then most recently ended shall exceed 7.5%.

(f)            A Change of Control shall occur.

(g)           (i) One or more final judgments for the payment of money shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $10,000,000, individually or in the aggregate, shall be entered against Provider, Originator or the Servicer which is not covered by insurance or stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(h)           Originator shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Receivables Sale Agreement (subject to any cure periods in the Receivables Sale Agreement), or the “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.

(i)            This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of either Seller Party, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Securitization Accounts.

(j)            Provider shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or any term or provision of Performance Undertaking shall in any material respect cease to be effective or to be the legally valid, binding and enforceable obligation of Provider, or Provider shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

(k)           The senior implied issuer rating then assigned to Provider by Moody’s shall be B3 or less, or the long term local issuer credit rating then assigned to Provider by S&P shall be B- or less.

(l)            The Reporting Completion Date with respect to any system of the Originator (other than the BAAN System and the PRMS system) shall not have occurred by March 31, 2005.

Section 9.2             Remedies.  Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iii) deliver the Collection Notices to the Collection Banks and the Securitization Banks, and (iv) notify Obligors of the Purchasers’ interest in the Receivables.  The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X
INDEMNIFICATION

Section 10.1           Indemnities by The Seller Parties.  Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay, within five (5) Business Days of written notice, to) the Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent or such Purchaser) and itemized out-of-pocket disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i)            Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii)           Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii)          taxes imposed that are measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Securitization Accounts and the Collections;

(it being understood that certain representations, warranties and covenants expressly set forth in this Agreement or in other Transaction Documents may, independent of this Section 10.1, give rise to claims against the Seller Parties without regard to clauses (i), (ii) and (iii) above).  Without limiting the generality of the foregoing indemnification, Seller shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(iv)          any representation or warranty made by Provider or any Seller Party or Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(v)           the failure by Seller, the Servicer or Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(vi)          any failure of Provider, Seller, the Servicer or Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(vii)         any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(viii)        any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(ix)           the commingling of Collections of Receivables at any time with other funds;

(x)            any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Provider, Seller, the Servicer or Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(xi)           any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(xii)          any Amortization Event;

(xiii)         any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Originator under the Receivables Sale Agreement in consideration of the transfer by Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xiv)        any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xv)         the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xvi)        any action or omission by any Seller Party which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xvii)       any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xviii)      the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2           Increased Cost and Reduced Return.  (a)  If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”):  (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

(b)           Failure or delay on the party of any Funding Source to demand compensation under Section 10.2(a) shall not constitute a waiver of such Funding Source’s right to demand such compensation; provided that Seller shall not be under any obligation to compensate any Funding Source under Section 10.2(a) with respect to increased costs or reductions incurred during any period prior to the date that is 90 days prior to the demand by the Agent on behalf of such Funding Source under Section 10.2(a) if such Funding Source knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided that the forgoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in law within such 90-day period.  The protection of this Section 10.2 shall be available to each Funding Source regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

Section 10.3           Other Costs and Expenses.  (a)  Seller shall pay to the Agent and Company, within five (5) Business Days of written demand, all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery, administration and enforcement of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, (i) the cost of Company’s auditors auditing the books, records and procedures of Seller, (ii) reasonable fees and itemized out-of-pocket expenses of legal counsel for Company and the Agent with respect thereto and with respect to advising Company and the Agent as to their respective rights and remedies under this Agreement, (iii) the reasonable costs and out-of-pocket expenses of Banc One Capital Markets, Inc., as arranger of the facility contemplated herein, and (iv) all reasonable costs and out-of-pocket expenses incurred in connection with any restructuring or workout of this Agreement or such documents; provided that in the case of any amendment or other modification to the Transaction Documents which has not been requested by a Seller Party, Seller shall not have any obligation to reimburse the Agent, Company or Banc One Capital Markets, Inc. in respect of the fees or out-of-pocket expenses of legal counsel for the Agent, Company or Banc One Capital Markets, Inc. in connection with the documentation or closing of such amendment or modification without the prior consent of a Seller Party.

(b)           Without limiting the generality of Section 10.3(a), Seller shall reimburse the Agent and Company, within five (5) Business Days of written demand, in respect of all reasonable fees and out-of-pocket expenses incurred in connection with any audit conducted of Originator, Seller and Servicer; provided that unless an Amortization Event shall have occurred, (i) in the case of any period in which Rating Level 1, Rating Level 2 or Rating Level 3 shall be in effect, Seller shall not be required to reimburse the Agent or Company in respect of more than one audit at each site of Originator, Seller and Servicer during any calendar year; and (ii) in the case of any period in which any other Rating Level shall be in effect, Seller shall not be required to reimburse the Agent or Company in respect of more than two audits at each site of Originator, Seller and Servicer during any calendar year.

ARTICLE XI
THE AGENT

Section 11.1           Authorization and Action.  Each Purchaser hereby designates and appoints Bank One to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto.  The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent.  In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns.  The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law.  The appointment and authority of the Agent hereunder shall terminate upon the later to occur of the termination of this Agreement and payment in full of all Aggregate Unpaids.

Section 11.2           Delegation of Duties.  The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3           Exculpatory Provisions.  Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith.  The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties.  The Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent has received notice from Seller or a Purchaser.

Section 11.4           Reliance by Agent.  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Company or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Company or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

Section 11.5           Non-Reliance on Agent and Other Purchasers.  Each Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent.  Each Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6           Reimbursement and Indemnification.  The Financial Institutions agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7           Agent in its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Agent were not the Agent hereunder.  With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms “Financial Institution,” “Purchaser,” “Financial Institutions” and “Purchasers” shall include the Agent in its individual capacity.

Section 11.8           Successor Agent.  The Agent may, upon five days’ notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent.  If the Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers a successor agent.  If for any reason no successor Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers.  After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII
ASSIGNMENTS; PARTICIPATIONS; TERMINATING FINANCIAL INSTITUTIONS

Section 12.1           Assignments.

(a)           Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by Company of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Financial Institutions pursuant to a Liquidity Agreement and upon such assignment, Company shall be released from its obligations so assigned.  In addition, Company may at any time assign all or a portion of its rights hereunder, interest in, title to and obligations under this Agreement to any Person that is a special purpose company (an “Asset-Backed Conduit”) in the business of purchasing assets or interests in property of a type comparable to the Receivables with the proceeds of commercial paper, medium term notes or similar instruments, provided that (i) prior to the occurrence of an Amortization Event, the consent of the Seller (which consent shall not be unreasonably withheld) shall be required for any such assignment and (ii) Bank One or an Affiliate thereof is then acting as the administrative agent or in a comparable capacity for such Asset-Backed Conduit.  Seller and each Financial Institution hereby agree that any assignee of Company of this Agreement or all or any of the Purchaser Interests of Company shall have all of the rights and benefits under this Agreement as if the term “Company” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Company hereunder.  Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the Agent and the Purchasers.

(b)           Any Financial Institution may at any time and from time to time assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution.  The consent of Company and, prior to the occurrence of an Amortization Event, the consent of Seller (which consent shall not be unreasonably withheld) shall be required prior to the effectiveness of any such assignment.  Each assignee of a Financial Institution party to a Liquidity Agreement must (i) have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or Company, an enforceability opinion in form and substance satisfactory to the Agent and Company.  Upon delivery of the executed Assignment Agreement to the Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment.  Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by Seller, the Purchasers or the Agent shall be required.

(c)           Each of the Financial Institutions party to a Liquidity Agreement agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. (an “Affected Financial Institution”), such Affected Financial Institution shall be obliged, at the request of Company or the Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Agent and acceptable to Company, and willing to participate in this Agreement through the Liquidity Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution’s Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

Section 12.2           Participations.  Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions, its obligation to the Company pursuant to a Liquidity Agreement or any other interest of such Financial Institution hereunder.  Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, Company and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement.  Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

Section 12.3           Terminating Financial Institutions.

(a)           Each Financial Institution hereby agrees to deliver written notice to the Agent not more than 30 Business Days and not less than 5 Business Days prior to the Liquidity Termination Date indicating whether such Financial Institution intends to renew its Commitment hereunder.  If any Financial Institution fails to deliver such notice on or prior to the date that is 5 Business Days prior to the Liquidity Termination Date, such Financial Institution will be deemed to have declined to renew its Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Commitment hereunder, a “Non-Renewing Financial Institution”).  The Agent shall promptly notify Company of each Non-Renewing Financial Institution and Company, in its sole discretion, may (A) to the extent of Commitment Availability, declare that such Non-Renewing Financial Institution’s Commitment shall, to such extent, automatically terminate on a date specified by Company on or before the Liquidity Termination Date or (B) upon one (1) Business Days’ notice to such Non-Renewing Financial Institution assign to such Non-Renewing Financial Institution on a date specified by Company its Pro Rata Share of the aggregate Purchaser Interests then held by Company, subject to, and in accordance with the applicable Liquidity Agreement.  In addition, Company may, in its sole discretion, at any time (x) to the extent of Commitment Availability, declare that any Affected Financial Institution’s Commitment shall automatically terminate on a date specified by Company or (y) assign to any Affected Financial Institution on a date specified by Company its Pro Rata Share of the aggregate Purchaser Interests then held by Company, subject to, and in accordance with the applicable Liquidity Agreement (each Affected Financial Institution or each Non-Renewing Financial Institution is hereinafter referred to as a “Terminating Financial Institution”).  The parties hereto expressly acknowledge that any declaration of the termination of any Commitment, any assignment pursuant to this Section 12.3 and the order of priority of any such termination or assignment among Terminating Financial Institutions shall be made by Company in its sole and absolute discretion.

(b)           Upon any assignment to a Terminating Financial Institution as provided in this Section 12.3, any remaining Commitment of such Terminating Financial Institution shall automatically terminate.  Upon reduction to zero of the Capital of all of the Purchaser Interests of a Terminating Financial Institution (after application of Collections thereto pursuant to Sections 2.2 and 2.3) all rights and obligations of such Terminating Financial Institution hereunder shall be terminated and such Terminating Financial Institution shall no longer be a “Financial Institution” hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Terminating Financial Institution prior to its termination as a Financial Institution.

ARTICLE XIII
[RESERVED]

ARTICLE XIV
MISCELLANEOUS

Section 14.1           Waivers and Amendments.

(a)           No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)           No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b).  Company, Seller and the Agent, at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i)            without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share (except as may be required pursuant to a Liquidity Agreement) or any Financial Institution’s Commitment, (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 14.1(b) or (F) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (E) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii)           without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, (i) without the consent of the Financial Institutions, but with the consent of Seller, the Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder and (ii) the Agent, the Required Financial Institutions and Company may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 or any other provision of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller.  Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agent.

Section 14.2           Notices.  (a)  Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto.

(b)           In the case of any notice by the Agent or any Purchaser to Seller declaring the occurrence of an Amortization Event or the Amortization Date or making a demand for any payment (other than in respect of any payment due on any Settlement Date (Capital) or Settlement Date (Fees)), such notice shall be effective upon delivery

(i)            by certified mail, return receipt requested,

(ii)           by overnight courier, or

(iii)          by hand,

in each case when received at the address for Seller specified in this Section 14.2.

(c)           In the case of any other notice or communication hereunder, the same shall be effective:

(i)            upon delivery by one of the means described in Section 14.2(b),

(ii)           if given by telecopy, upon the receipt thereof,

(iii)          if given by electronic mail, when delivered, and

(iv)          if given by any other means, when received at the address specified in this Section 14.2.

(d)           Seller hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller.  Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice.  If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

Section 14.3           Ratable Payments.  If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4           Protection of Ownership Interests of the Purchasers.  (a)  Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder.  At any time after the occurrence of an Amortization Event, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee.  Seller or the Servicer (as applicable) shall, at any Purchaser’s written request, withhold the identity of such Purchaser in any such notification.

(b)           If any Seller Party fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s or such Purchaser’s reasonable costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3.  Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables.  This appointment is coupled with an interest and is irrevocable.

Section 14.5           Confidentiality.  (a)  Each party hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Person and its officers and employees may disclose such information to its external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b)           Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Financial Institutions or Company by each other, (ii) by the Agent or the Purchasers to any prospective or actual assignee or participant of any of them, provided, that, in the case of a prospective assignee or participant, the information disclosed by the Agent or the Purchasers shall be limited to the terms of this Agreement and information of the type contained in the Collateral Reports without disclosure of the names of specific Obligors, and (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Company or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Bank One acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing.  In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)           Anything herein to the contrary notwithstanding, each Seller Party, each Purchaser, the Agent, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

Section 14.6           Bankruptcy Petition.  Seller, the Servicer, the Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Company, it will not institute against, or join any other Person in instituting against, Company or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7           Limitation of Liability.  Except with respect to any claim arising out of the willful misconduct or gross negligence of Company, the Agent or any Financial Institution, no claim may be made by any Seller Party or any other Person against Company, the Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.8           CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

Section 14.9           CONSENT TO JURISDICTION.  EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

Section 14.10         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11         Integration; Binding Effect; Survival of Terms.

(a)           This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.12         Counterparts; Severability; Section References.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13         Bank One Roles.  Each of the Financial Institutions acknowledges that Bank One acts, or may in the future act, (i) as administrative agent for Company or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Company or any Financial Institution (collectively, the “Bank One Roles”).  Without limiting the generality of this Section 14.13, each Financial Institution hereby acknowledges and consents to any and all Bank One Roles and agrees that in connection with any Bank One Role, Bank One may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Company, and the giving of notice to the Agent of a mandatory purchase pursuant to any Liquidity Agreement.

Section 14.14         Characterization.  It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest.  Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Seller or Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or Originator.

(a)           In addition to any ownership interest which the Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Securitization Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids.  The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

FLOWSERVE RECEIVABLES CORPORATION, as Seller

By:
Name:
Title:

Address:

FLOWSERVE US INC., as Servicer

By:
Name:
Title:

Address:	5215 N. O’Connor Blvd.
Suite 2300
Irving, TX 75039
Attention: Treasurer
Fax: (972) 443-6800/01

JUPITER SECURITIZATION CORPORATION

By:
Name:
Title: Authorized Signer

Address: c/o Bank One, NA (Main Office Chicago), as Agent
Asset Backed Finance
Suite IL1-0079, 1-19
1 Bank One Plaza
Chicago, Illinois 60670-0079

FAX:	(312) 732-1844

BANK ONE, NA (MAIN OFFICE CHICAGO), as a Financial Institution and as Agent

By:
Name:
Title: Director, Capital Markets

Address:	Bank One, NA (Main Office Chicago)
Asset Backed Finance
Suite IL1-0596, 1-21
1 Bank One Plaza
Chicago, Illinois 60670-0596

Fax:	(312) 732-4487

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Financial Institution” has the meaning specified in Section 12.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserves” means, on any date of determination, the sum of the Loss Reserve, the Yield and Servicing Reserve and the Dilution Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all accrued and unpaid fees under the Fee Letter, CP Costs, Yield, Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other

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Amortization Event, and (iv) the date which is at least 30 Business Days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Applicable Stress Factor” means, at any time, an amount determined in reference to the following table based upon the Rating Level in effect at such time:

Rating Level	Applicable Stress Factor

Rating Level 1	2.00

Rating Level 2	2.00

Rating Level 3	2.00

Rating Level 4	2.25

Rating Level 5	2.25

Rating Level 6	2.50

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Person, its president, corporate controller, assistant treasurer, treasurer or chief financial officer.

“BAAN Receivable” means any Receivable originated or serviced by or otherwise attributable to the BAAN System.

“BAAN Reporting Completion Date” means the date on which (i) an audit of the BAAN System and the BAAN Receivables shall have been completed and shall have been determined by the Agent, in its sole discretion, to be satisfactory in scope and content, (ii) the Servicer shall have implemented reporting systems capable of reporting on the BAAN Receivables timely and otherwise to the full extent required for compliance with Section 8.5 and (iii) the Servicer shall have furnished to the Agent a duly completed Collateral Report of the type then most recently required in accordance with Section 8.5 which sets forth comprehensive information with respect to the BAAN Receivables then outstanding.

“BAAN System” means the servicing operations of the Originator utilizing the “BAAN” system, currently situated in Phillipsburg, New Jersey.

“Bank Credit Agreement” means that certain First Amended and Restated Credit Agreement dated as of May 2, 2002 by and among Flowserve Corporation, certain Subsidiaries named therein, certain “Guarantors”, “Lenders”, Credit Suisse First Boston, as “Syndication Agent” and Bank of America, as “Swingline Lender” and Bank Group Agent, as the same may from time to time be amended, restated, supplemented or otherwise modified.

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“Bank Group” means the “Lenders” and other financial institutions from time to time parties to the Bank Credit Agreement.

“Bank Group Agent” means Bank of America, N.A., as “Administrative Agent” and as “Collateral Agent” for the Bank Group under the Bank Credit Agreement, and any successor thereto.

“Bank One” means Bank One, NA (Main Office Chicago) in its individual capacity and its successors.

“Base Rate” means a rate per annum equal to the corporate base rate, prime rate or base rate of interest, as applicable, announced by the Bank One or Bank One Corporation from time to time, changing when and as such rate changes.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned to a Financial Institution pursuant to a Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated.  In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess.  All Broken Funding Costs shall be due and payable hereunder upon within five (5) Business Days of written demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so

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received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Change of Control” means any of the following:

(i)            (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Provider; (b) a majority of the seats (other than vacant seats) on the board of directors of Provider shall at any time be occupied by persons who were neither (A) nominated by the board of directors of Provider, nor (B) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to Provider or any of its Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which a Flowserve Entity is a party; or

(ii)           the failure at any time of Provider to own, directly or indirectly, all of the issued and outstanding capital stock of Originator; or

(iii)          the failure at any time of Originator to own and control all of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim.

“Charged-Off Receivable” means a Receivable (excluding, during the Transition Period, any BAAN Receivable): (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (iv) which has been identified by Seller as uncollectible due to the lack of creditworthiness of the Obligor thereof.

“Collateral Report” means any Monthly Report, Weekly Report or Daily Report required to be furnished by the Servicer to the Agent pursuant to Section 8.5.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited which is not subject to a Securitization Account Agreement.

“Collection Account Deposits to Collections Ratio” means, as determined as of the last day of any Accrual Period, a ratio (expressed as a percentage) equal to (i) the aggregate Collections remitted to the Collection Accounts by wire transfer or otherwise during the three most recently ended Accrual Periods, divided by (ii) the aggregate Collections in respect of such Accrual Periods.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts or Lock-Boxes.

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“Collection Notice” means a notice, in substantially the form of (a) Annex A to Exhibit VI-A, from the Agent to a Collection Bank or (b) Annex A to Exhibit VI-B, from the Agent to a Securitization Bank.

“Collection Trigger Event” has the meaning specified in Section 8.3.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of Company issued by Company in the commercial paper market.

“Commitment” means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from (i) Seller and (ii) Company, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.  Solely for purposes of reference, Schedule A also sets forth the commitment of each Financial Institution as of the date hereof to purchase its ratable share of Purchaser Interests from the Company in accordance with the terms and provisions of the applicable Liquidity Agreement between the Company and such Financial Institution, it being understood that such amount may be modified from time to time in accordance with the terms of such Liquidity Agreement.

“Commitment Availability” means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments minus (b) the Aggregate Capital at such time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Concentration Limit” means, at any time, for any Obligor, the product of (a) the Loss Percentage Floor at such time, (b) 33.33% and (c) the Outstanding Balance of all Eligible Receivables at such time, or such other amount (a “Special Concentration Limit”) for such Obligor designated by the Agent; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that Company or the Required Financial Institutions may cancel any Special Concentration Limit which cancellation shall take effect on the second Tuesday following written notice thereof to Seller.  No cancellation of a Special Concentration Limit shall (i) affect the obligation of any Obligor under any Receivable or (ii) cause any Receivable that was an Eligible Receivable immediately prior to such cancellation to cease to be an Eligible Receivable.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide

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funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Company pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper.  In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Company in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

“Credit and Collection Policy” means Seller’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Daily Report” means a report, in substantially the form of Exhibit IX-C hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable.  Seller shall be deemed to have received a Collection in full of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable.

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“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Base Rate.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 91 days or more from the original invoice date for such payment.

“Designated Obligor” means (i) Ingersoll-Dresser Pump Company and (ii) any other Obligor indicated by the Agent to Seller in writing.

“Dilution Horizon Factor” means, in respect of any Accrual Period, a fraction, (a) the numerator of which shall be an amount equal to the aggregate Original Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) originated during the two Accrual Periods ending immediately prior to the last day of such Accrual Period and (b) the denominator of which shall be an amount equal to the aggregate Original Balance of all Receivables which are Eligible Receivables as of the end of such Accrual Period.  Notwithstanding the foregoing, after (i) the BAAN Reporting Completion Date or (ii) the Reporting Completion Date for any system of the Originator other than the BAAN System or the PRMS system, upon written notice to the Seller and the Servicer, the Agent may, in its sole discretion, increase or decrease the number of Accrual Periods used in the calculation of the numerator of the fraction described in the preceding sentence in light of the results of the audit completed in connection with the BAAN Reporting Completion Date or such Reporting Completion Date.

“Dilution Percentage” means, as of any date of determination, the greater of (i) the Dilution Percentage Floor in effect at such time and (ii) a percentage calculated in accordance with the following formula:

DP = [(ASF x ADR) + [(HDR - ADR) x (HDR/ADR)]] x DHF

where:

DP	=	the Dilution Percentage;

ADR	=	the average of monthly Dilution Ratio in respect of the 12 most recent Accrual Periods;

ASF	=	the Applicable Stress Factor at such time;

HDR	=	the highest average three-month Dilution Ratio occurring during the 12 most recent Accrual Periods; and

DHF	=	the Dilution Horizon Factor at such time.

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“Dilution Percentage Floor” means, at any time, the percentage determined in reference to the following table based upon the Rating Level in effect at such time:

Rating Level	Dilution Percentage Floor

Rating Level 1	11%

Rating Level 2	11%

Rating Level 3	11%

Rating Level 4	16.50%

Rating Level 5	16.50%

Rating Level 6	19.25%

“Dilution Ratio” means, in respect of any Accrual Period, a ratio (expressed as a percentage) equal to (i) the aggregate amount of Dilutions which occurred during such Accrual Period, divided by (ii) the aggregate Original Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) generated by Originator during the Accrual Period which ended two Accrual Periods prior to such Accrual Period.

“Dilution Reserve” means, on any date, an amount equal to (i) the Dilution Percentage, determined in reference to the then most recently issued Monthly Report, multiplied by (ii) the Net Receivables Balance as of the close of business of the Servicer on such date.

“Dilutions” means, (i) during the Transition Period, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections” related to all Receivables that are not BAAN Receivables and (ii) after the Transition Period, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.

“Discount Rate” means, the LIBO Rate or the Base Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions.

“Eligible BAAN Receivable” means, during the Transition Period, a BAAN Receivable other than a BAAN Receivable as to which any payment, or part thereof, remains unpaid for 91 days or more from the original invoice date for such payment. Notwithstanding the foregoing, after (i) the BAAN Reporting Completion Date or (ii) December 31, 2004, no BAAN Receivable shall constitute an “Eligible BAAN Receivable.”

“Eligible Receivable” means, at any time, a Receivable (excluding, during the Transition Period, any BAAN Receivable):

(i)            the Obligor of which

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(a)           if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; provided that a Receivable satisfying the requirements of “Eligible Receivable” but for this clause (i)(a) may constitute an Eligible Receivable if (x) the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables then constituting Eligible Receivables by reason of this proviso, does not exceed an amount equal to 5% of the Outstanding Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) at such time, and (y) any Rating Level other than Rating Level 6 shall then be in effect;

(b)           is not an Affiliate of any of the parties hereto;

(c)           is not a Designated Obligor; and

(d)           is not a government or a governmental subdivision or agency; provided that a Receivable satisfying the requirements of “Eligible Receivable” but for this clause (i)(d) may constitute an Eligible Receivable if (x) the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables then constituting Eligible Receivables by reason of this proviso, does not exceed an amount equal to 5% of the Outstanding Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) at such time, and (y) any Rating Level other than Rating Level 6 shall then be in effect,

(ii)           (a) the Obligor of which is not the Obligor of any Charged-Off Receivable and (b) if the Obligor is the Obligor of any Delinquent Receivables, the aggregate Outstanding Balance of such Delinquent Receivables does not exceed an amount equal to 25% of the aggregate Outstanding Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) of such Obligor at such time,

(iii)          which is not a Charged-Off Receivable or a Delinquent Receivable,

(iv)          which by its terms is due and payable within 30 days of the original billing date therefor and has not had its payment terms extended; provided that a Receivable satisfying the requirements of “Eligible Receivable” but for this clause (iv) may constitute an Eligible Receivable if (a) such Receivable by its terms is due and payable within 60 days of the original billing date therefor and has not had its payment terms extended, (b) the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables then constituting Eligible Receivables by reason of this proviso, does not exceed an amount equal to 5% of the Outstanding Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) at such time, and (c) any Rating Level other than Rating Level 6 shall then be in effect,

(v)           which is an “account” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

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(vi)          which is denominated and payable only in United States dollars in the United States,

(vii)         which, together with any Contract related thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset or counterclaim; provided, that, a Receivable (a) satisfying each of the requirements of “Eligible Receivable” but for being subject to offset and (b) the Obligor of which is E.I. du Pont de Nemours and Company, may constitute an Eligible Receivable to the extent that the Outstanding Balance of such Receivable is greater than such offset;

(viii)        which, together with any Contract related thereto, (A) does not require the Obligor thereon to consent to the transfer, sale or assignment of the rights and duties of Originator or any of its assignees and (B) is not subject to a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review such Contract,

(ix)           which constitutes an obligation to pay a specified sum of money representing all or part of the sales price of merchandise, insurance or services within the meaning of the Investment Company Act of 1940, Section 3(c)5 (as amended),

(x)            which, together with any Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of any Contract related thereto is in violation of any such law, rule or regulation,

(xi)           which satisfies all applicable requirements of the Credit and Collection Policy,

(xii)          which was generated in the ordinary course of Originator’s business,

(xiii)         which arises solely from the sale of goods or the provision of services to the related Obligor by Originator, and not by any other Person (in whole or in part),

(xiv)        as to which the Agent has determined that such Receivable or class of Receivables is acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is acceptable to the Agent (and Seller may assume a Receivable satisfies this clause (xiv) unless and until it shall have received notice in writing from the Agent to the contrary),

(xv)         which is not subject to any right of rescission, set-off or counterclaim, or any defense arising out of the violation of any usury laws, of the applicable Obligor against Originator or any other Adverse Claim, and the Obligor thereon holds no right as against Originator to cause Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts

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effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),

(xvi)        as to which Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor (it being understood that, in the case of any progress billing arrangement, individual installment obligations of the applicable Obligor shall not constitute Eligible Receivables until the underlying project shall have been completed and all performance obligations of Originator in connection therewith shall have been fully rendered); provided that a Receivable satisfying the requirements of “Eligible Receivable” but for this clause (xvi) may constitute an Eligible Receivable if (a) such Receivable was originated at or is otherwise attributable to Originator’s plant located in Taneytown, Maryland and (b) the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables then constituting Eligible Receivables by reason of this proviso, does not exceed an amount equal to 90% of the Outstanding Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) originated at or is otherwise attributable to Originator’s plant located in Taneytown, Maryland, and

(xvii)       all right, title and interest to and in which has been validly transferred by Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim.

“Facility Termination Date” means the earliest of (i) October 7, 2007, (ii)  the Liquidity Termination Date and (iii) the Amortization Date.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of the date hereof among Seller, JP Morgan Securities Inc. and the Agent, as it may be amended or modified and in effect from time to time.

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“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Institutions” has the meaning set forth in the preamble in this Agreement.

“Flowserve” means Flowserve US Inc., a Delaware corporation.

“Flowserve Entity” means Provider, Originator or any of their respective Subsidiaries other than Seller.

“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Company, including a Liquidity Agreement.

“Funding Source” means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Company.  For purposes of clarification, a Funding Source may become a Financial Institution hereunder only in accordance with Section 12.1(b) of this Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of third parties and (h) all other obligations of such Person constituting “Indebtedness” as such term is defined in the Bank Credit Agreement as in effect on the date hereof..

“Independent Director” shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time, (A) a director, officer, employee or affiliate of any Flowserve Entity, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, or any Flowserve Entity, having general voting rights.

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“Intercreditor Agreement” means an intercreditor agreement in form and substance satisfactory to the Agent between the Agent, on behalf of the Purchasers, and the Bank Group Agent, on behalf of the Bank Group, relating to the respective interests and priorities of the Purchasers and the Bank Group in the Shared Collection Accounts and other assets and interests in property of Originator and Seller.

“LIBO Rate” means the rate per annum equal to the sum (rounded, if necessary, to the next higher 1/16 of 1%) of

(I) (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which Bank One offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus

(II) a per annum rate equal to (a) at all times that Rating Level 1, Rating Level 2 or Rating Level 3 shall be in effect, 2.00%; (b) at all times that Rating Level 4 shall be in effect, 2.50%; and (c) at all times that Rating Level 5 or Rating Level 6 shall be in effect, 3.00%.

“Liquidity Agreement” means any agreement as may be in effect from time to time among the Company and the Financial Institutions or any Funding Source providing for the commitment of such Financial Institutions to purchase from the Company at any time all or any portion of the Company’s Purchaser Interests.

“Liquidity Termination Date” means October 6, 2005.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Lock-Box Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV-A.

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“Lock-Box Agreement” means an agreement substantially in the form of Exhibit VI among Originator, Seller, the Agent and a Collection Bank.

“Loss Horizon Factor” means, in respect of any Accrual Period, a fraction, (a) the numerator of which shall be an amount equal to the aggregate Original Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) originated during the three Accrual Periods ending immediately prior to the last day of such Accrual Period and (b) the denominator of which shall be an amount equal to the aggregate Original Balance of all Eligible Receivables as of the end of such Accrual Period.

“Loss Percentage” means, at any time, the greater of (i) the Loss Percentage Floor in effect at such time and (ii) a percentage calculated in accordance with the following formula:

LP = ASF x LHF x LR

where:

ASF	=	Applicable Stress Factor at such time;

LP	=	the Loss Percentage;

LHF	=	the Loss Horizon Factor at such time; and

LR	=	the highest three-month rolling average Loss Ratio occurring during the 12 most recent Accrual Periods.

“Loss Percentage Floor” means, at any time, the percentage determined in reference to the following table based upon the Rating Level in effect at such time:

Rating Level	Loss Percentage Floor

Rating Level 1	10%

Rating Level 2	10%

Rating Level 3	10%

Rating Level 4	15%

Rating Level 5	15%

Rating Level 6	17.50%

“Loss Ratio” means, at any time, a ratio (expressed as a percentage) equal to (i) the sum of (A) the aggregate Outstanding Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) as to which any payment, or portion thereof, remains unpaid more than one hundred fifty (150) days and less than one hundred eighty-one (181) days past the original invoice date as of the last day of the then most recently ended Accrual Period plus (B)

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the aggregate Outstanding Balance of all Charged-Off Receivables written off during such Accrual Period, divided by (ii) the aggregate Original Balance of all Receivables (excluding, during the Transition Period, BAAN Receivables) originated during the Accrual Period which ended five Accrual Periods prior to such Accrual Period.

“Loss Reserve” means, on any date, an amount equal to (i) the Loss Percentage, determined in reference to the then most recently issued Monthly Report, multiplied by (ii) the Net Receivables Balance as of the close of business of the Servicer on such date.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition of Provider or any Seller Party, (ii) the ability of any Seller Party to perform its obligations under this Agreement or the Provider to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables taken as a whole or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Monthly Report” means a report, in substantially the form of Exhibit IX-A hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

“Non-Renewing Financial Institution” has the meaning set forth in Section 12.3(a).

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Original Balance” means, in respect of any Receivable, the principal amount thereof on the date of issuance of the related invoice.

“Originator” means Flowserve, in its capacity as seller under the Receivables Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

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“Performance Undertaking” means that certain Performance Undertaking of even date herewith made by Provider in favor of Seller, substantially in the form of Exhibit X, as the same may be amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper notes of Company subject to any particular pooling arrangement by Company, but excluding Commercial Paper issued by Company for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Company.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Pro Rata Share” means, for each Financial Institution, a percentage equal to (i) the Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of Section 12.3.

“Provider” means Flowserve Corporation, a New York corporation.

“Purchase Limit” means $75,000,000.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

“Purchasers” means Company and each Financial Institution.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable.  Each such undivided percentage interest shall equal:

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(a)           during the Transition Period:

C

[NRB – AR] + [0.55 x EB]

(b)           at any time after the Transition Period:

C

[NRB – AR]

where:

C	=	the Capital of such Purchaser Interest.

AR	=	the Aggregate Reserves.

NRB	=	the Net Receivables Balance.

EB	=

an amount equal to (i) at all times that Rating Level 1, Rating Level 2 or Rating Level 3 shall be in effect, the aggregate Outstanding Balance of all Eligible BAAN Receivables and (ii) at all other times, zero.

Such undivided percentage ownership interest shall be initially computed on its date of purchase.  Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date.  The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Rating Level” shall mean any of the following, as determined at any time in reference to (a) the senior implied issuer rating then assigned to Provider by Moody’s (the “Moody’s Rating”) and (b) the long term local issuer credit rating then assigned to Provider by S&P (the “S&P Rating”):

Rating Level 1	The S&P Rating is BB+ or better and the Moody’s Rating is Ba1 or better.

Rating Level 2	The S&P Rating is BB or better, the Moody’s Rating is Ba2 or better and Rating Level 1 does not apply.

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Rating Level 3	The S&P Rating is BB- or better, the Moody’s Rating is Ba3 or better and neither Rating Level 1 nor Rating Level 2 applies.

Rating Level 4	The S&P Rating is B+ or better, the Moody’s Rating is B1 or better and no other Rating Level applies.

Rating Level 5	The S&P Rating is B+ and the Moody’s Rating is B1.

Rating Level 6	The S&P Rating is less than B+ or the Moody’s Rating is less than B1.

“Receivable” means all indebtedness and other obligations owed to Seller or Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement or hereunder) or in which Seller or Originator has a security interest or other interest, all or any material portion of the collection activities with respect to which indebtedness or obligations are being conducted by any of the following units of the Originator:

(i)            the servicing operations utilizing the PRMS system, situated in Kalamazoo, Michigan;

(ii)           the servicing operations utilizing the Oracle system, situated in Springville, Utah;

(iii)          the servicing operations utilizing the Epic system, situated in Phillipsburg, New Jersey; or

(iv)          the BAAN System.

The term “Receivable” shall include, without limitation, any such indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto.  Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as the date hereof, between Originator and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes,

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disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Redirection Event” means, any time that (i) Rating Level 4, Rating Level 5 or Rating Level 6 is in effect or (ii) the Collection Account Deposits to Collections Ratio exceeds 30%.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reduction Percentage” means, for any Purchaser Interest acquired by the Financial Institutions from Company for less than the Capital of such Purchaser Interest, a percentage equal to a fraction the numerator of which is the Company Transfer Price Reduction for such Purchaser Interest and the denominator of which is the Capital of such Purchaser Interest.

“Regulatory Change” has the meaning set forth in Section 10.2.

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, with respect to any Receivable:

(i)            all of Seller’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii)           all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii)          all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv)          all service contracts and other contracts and agreements associated with such Receivable,

(v)           all Records related to such Receivable,

(vi)          all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and all of Seller’s right, title and interest in, to and under the Performance Undertaking, and

(vii)         all proceeds of any of the foregoing.

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“Reporting Completion Date” means, with respect to any system of the Originator, the date on which (i) an audit of the such system and the Receivables originated under such system shall have been completed and shall have been determined by the Agent, in its sole discretion, to be satisfactory in scope and content, (ii) the Servicer shall have implemented reporting systems capable of reporting the Receivables originated under such system timely and otherwise to the full extent required for compliance with Section 8.5 and (iii) the Servicer shall have furnished to the Agent a duly completed Collateral Report of the type then most recently required in accordance with Section 8.5 which sets forth comprehensive information with respect to the Receivables originated under such system then outstanding.

“Required Financial Institutions” means, at any time, Financial Institutions with Commitments in excess of 51% of the Purchase Limit.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Securitization Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited which is subject to a Securitization Account Agreement.

“Securitization Account Agreement” means an agreement substantially in the form of Exhibit VI-B among Originator, Seller, the Agent and a Securitization Bank.

“Securitization Bank” means, at any time, any bank holding the Securitization Account.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

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“Servicing Fee” has the meaning set forth in Section 8.6.

“Servicing System” has the meaning set forth in Section 7.1(m).

“Settlement Date (Capital)” means each Tuesday; provided that (i) if such date is not a Business Day, the Settlement Date (Capital) shall occur on the next following Business Day, and (ii) if Rating Level 6 shall then be in effect, each Business Day shall be a Settlement Date (Capital).

“Settlement Date (Fees)” means (i) any date on which either a Monthly Report or a Daily Report is required to be delivered to the Agent in accordance with Section 8.5, and (ii) during any period in which the Financial Institutions shall hold any Purchaser Interest hereunder, a Settlement Date (Fees) shall, solely with respect to accrued Yield, also occur on the last day of each Tranche Period in respect of such Purchaser Interest.

“Settlement Period” means (A) in respect of each Purchaser Interest of Company, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of the Financial Institutions, the entire Tranche Period of such Purchaser Interest; provided that if Rating Level 6 shall then be in effect, “Settlement Period” shall mean, in respect of any Settlement Date (Capital), the period from the immediately preceding Settlement Date (Capital) to such Settlement Date (Capital).

“Shared Collection Account” means any Collection Account in respect of which the Bank Group or the Bank Group Agent has any dominion, control or Adverse Claim.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

“Termination Date” has the meaning set forth in Section 2.2.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Terminating Financial Institution” has the meaning set forth in Section 12.3(a).

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution, including any Purchaser Interest or an undivided interest in a Purchaser Interest assigned to a Financial Institution pursuant to a Liquidity Agreement:

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(a)           if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement.  Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b)           if Yield for such Purchaser Interest is calculated on the basis of the Base Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day.  In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date.  The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Lock-Box Agreement, each Securitization Account Agreement, the Performance Undertaking, the Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“Transition Period” means the period from the date hereof until the BAAN Reporting Completion Date.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Weekly Report” means a report, in substantially the form of Exhibit IX-B hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Yield” means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, including, without limitation, any Purchaser Interests or undivided interests in Purchaser Interests assigned to a Financial Institution pursuant to a Liquidity Agreement, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

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“Yield and Servicing Reserve” means, at any time, an amount equal to 2.0% multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

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SCHEDULE A

COMMITMENTS

FINANCIAL INSTITUTION	COMMITMENT

Bank One, NA (Main Office Chicago)	$75,000,000

TOTAL COMMITMENTS	$75,000,000

1

SCHEDULE B

CLOSING DOCUMENTS

(Attached)

1